Exhibit 99.1
October 21, 2025

Fellow shareholders,

•Revenue in Q3 grew 17%, in-line with our forecast. Operating margin of 28% was below our guidance of 31.5% due to an expense related to an ongoing dispute with Brazilian tax authorities that was not in our forecast. Absent this expense, we would have exceeded our Q3'25 operating margin forecast. We don’t expect this matter to have a material impact on future results.
•Engagement remains healthy. We hit our highest quarterly view share ever in the US and UK, which has grown 15% and 22%, respectively since Q4’22, according to Nielsen and Barb.
•In Q3, we made further progress against our 2025 priorities:
◦We delivered a great slate including Wednesday S2, Bon Appétit, Your Majesty from South Korea, and Happy Gilmore 2, while KPop Demon Hunters became our most popular film ever.
◦We recorded our best ad sales quarter ever and doubled our commitments in the US upfront.
◦The Canelo vs. Crawford boxing match became the most-viewed men’s championship fight this century.
•We’re finishing the year with good momentum and have an exciting Q4 slate, including the final season of Stranger Things, new seasons of The Diplomat and Nobody Wants This, Guillermo del Toro’s Frankenstein, Kathryn Bigelow’s A HOUSE OF DYNAMITE, Rian Johnson’s Wake Up Dead Man: A Knives Out Mystery as well as more live events including NFL Christmas Day games and the Jake Paul vs. Tank Davis boxing match.

Our summary results, and forecast for Q4, are below.

(in millions except per share data)	Q3'24	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25 Forecast
Revenue	$9,825	$10,247	$10,543	$11,079	$11,510	$11,960
Y/Y % Growth	15.0%	16.0%	12.5%	15.9%	17.2%	16.7%
Operating Income	$2,909	$2,273	$3,347	$3,775	$3,248	$2,860
Operating Margin	29.6%	22.2%	31.7%	34.1%	28.2%	23.9%
Net Income	$2,364	$1,869	$2,890	$3,125	$2,547	$2,355
Diluted EPS	$5.40	$4.27	$6.61	$7.19	$5.87	$5.45

Net cash provided by operating activities	$2,321	$1,537	$2,789	$2,423	$2,825
Free Cash Flow	$2,194	$1,378	$2,661	$2,267	$2,660
Shares (FD)	437.9	437.8	437.0	434.9	434.0

1

Q3 Results and Forecast
Revenue in Q3 grew 17% year over year on both a reported and foreign exchange (F/X) neutral basis1, driven primarily by membership growth, pricing adjustments, and increased ad revenue. Revenue was in-line with our guidance with the slight variance due to unfavorable movements in foreign currencies since we set our forecast.

Q3’25 operating income totaled $3.2B, up 12% year over year. Operating margin was 28% vs 30% in Q3’24. This was below our guidance forecast because we incurred an expense in Q3’25 of approximately $619 million related to an ongoing dispute with Brazilian tax authorities regarding certain non-income tax assessments. This expense was not included in our prior guidance forecast but was identified as a potential exposure in our prior 10-Q and 10-K filings. The expense, which covers periods from 2022 through Q3’25, was booked as a cost of revenue. The cumulative impact of this expense (approximately 20% of which is for the year 2025 with the remainder related to 2022-2024) reduced our Q3’25 operating margin by more than five percentage points. Absent this expense, we would have exceeded our Q3'25 operating margin forecast, and we don’t expect this matter to have a material impact on our results in the future. Diluted EPS was $5.87 vs. $5.40 last year (+9% year over year), $1.00 below forecast due to lower than forecasted operating income.

As a reminder, the guidance we provide is our actual internal forecast at the time we report and we strive for accuracy. Our primary financial metrics are revenue for growth and operating margin for profitability. Our goal is to sustain healthy revenue growth, expand operating margin, and deliver growing free cash flow.

In Q4’25, we expect revenue growth of 17% (16% on a F/X neutral basis) driven by growth in members, pricing, and ad revenue. We project an operating margin of 23.9%, a two percentage point year over year improvement.

This means that for the full year 2025, we expect $45.1B in revenue (16% growth, 17% on an F/X neutral basis), in-line with our prior expectations for 15%-16% revenue growth (16%-17% on a F/X neutral basis). We’re now forecasting a 2025 operating margin of 29% (both reported and based on F/X rates as of 1/1/25), vs. our prior expectations for a 30% reported operating margin (29.5% based on F/X rates as of 1/1/25) due to the impact of the Brazilian tax matter.

Content and Engagement
At Netflix, our goal is both simple and ambitious: to entertain the world. We achieve this by offering a diverse selection of series, films, and games that our members love. This in turn fuels engagement, and when people love what they watch and play, they stick around longer (retention), recommend Netflix to others (acquisition), and place a higher value on our service. Delivering on this promise—especially across the more than 190 countries in which we operate—is a complex challenge that requires sharp focus, bold creative choices, and a commitment to continuous improvement. By working and partnering with the best talent from around the world, we achieve creative excellence across our broad slate.

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1 Excluding the year over year effect of foreign exchange rate movements and the impact of hedging gains/losses realized as revenues. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.

2

Hit series in Q3 included returning seasons of Wednesday* (114M views2), My Life with the Walter Boys* (36M views), and Alice in Borderland* (20M views) from Japan, the documentary series Amy Bradley Is Missing (35M views), and new series like UNTAMED (87M views) and The Hunting Wives (25M views4), both of which have been renewed for second seasons. Successful series from around the world included Hostage* (35M views) from the UK, Billionaires’ Bunker* (22M views) from Spain, Bon Appétit, Your Majesty* (32M views) from South Korea, In the Mud* (15M views) from Argentina, and The Ba***ds of Bollywood* (9M views) from India.

We made very good progress in Q3 with our film slate, which delivered hits across a range of genres including comedy, mystery, thriller, drama, and animation. Happy Gilmore 2*, starring Adam Sandler (126M views), set a new Nielsen streaming record with 2.9 billion viewing minutes in its opening weekend. The Thursday Murder Club*, featuring Helen Mirren and Pierce Brosnan (61M views), is the first feature-length film this century to top the UK TV rankings according to Barb. Other big films included rom-com My Oxford Year* (81M views), the latest breakout true-crime documentary Unknown Number: The High School Catfish* (55M views), Love Untangled* (23M views) from South Korea, and French Lover* (26M views) from France.

Our successful slate helped us drive record TV view share in Q3 in the United States and the United Kingdom5, two of our largest markets. Based on Nielsen and Barb data, from Q4’22-Q3’25, our quarterly TV view share has grown 15% and 22% in the US and UK, respectively, as you see in the charts below. Given the still substantial amount of linear viewing globally, we believe there’s plenty of opportunity to expand our share of TV engagement, if we continue to improve.

We grow engagement by expanding the variety and quality of our programming and we strive to deliver big breakthrough moments that bring people together. In a world of fleeting consumer attention and audience fragmentation, we believe big events that attract mass audiences are differentially valuable to our members and our business. For example our live super middleweight championship bout between Terence Crawford and Canelo Álvarez attracted more than 41M viewers6, making it the most-viewed men’s championship boxing match this century. The event was #1 on Netflix in 30 countries and made the top 10 in 91 countries. Across Netflix’s social channels, the fight generated over 950 million owned impressions, and Canelo/Crawford was a top trending topic on X worldwide, trending #1 in the US and
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2 A view is defined as hours viewed divided by runtime for each title. Views for a title are based on the first 91 days since the release of each episode (less than 91 days denoted with an asterisk and data is from launch date through October 19, 2025). We publish our top titles based on views each week at Netflix Top 103.
3 https://www.netflix.com/tudum/top10
4 US only view count.
5 According to Nielsen (US) and Barb (UK).
6 Total viewership AMA estimates are derived from VideoAmp data in the US (Live+1), Joe Hand (US, Canada, Puerto Rico), and first-party data in global markets (Live+1).

3

appeared in the trending list in 21 other countries.

We’re only in our second decade of original programming. We started without any of our own IP so we’ve had to learn how to build major franchises, like Stranger Things and Squid Game, from scratch. KPop Demon Hunters, which is now our most popular film ever (325M views), is another example of our ability to create large breakout hits and for our films to be part of the cultural conversation7 and zeitgeist8. HUNTR/X became the first K-pop girl group to reach #1 on Billboard’s Hot 100, the album recently went platinum, and characters from the film are the top 5 most-searched9 Halloween costumes. We are actively expanding the KPop Demon Hunters universe, bringing fans new experiences and products worldwide. Earlier today, we announced10 Mattel and Hasbro have each been named a global co-master toy licensee for KPop Demon Hunters. These unprecedented licensing partnerships will help meet the massive fan demand for toys and games inspired by this smash hit. We continue to release apparel on the Netflix Shop and at leading retailers like Amazon, Zara, Target, Gap, Old Navy, and Hot Topic. And we’re excited about incremental opportunities for KPop Demon Hunters in live experiences, publishing, beauty, lifestyle, and food11 and beverage.

We can’t wait for our members to experience our Q4 slate, which includes:

•Returning seasons including the epic final season of Stranger Things, The Diplomat S3, The Witcher S4, Nobody Wants This S2, Emily in Paris S5, Love is Blind S9, Squid Game: The Challenge S2, Selling Sunset S9, Culinary Class Wars S2 from South Korea, The Believers S2 from Thailand, The Accident S2 from Mexico, Envious S3 from Argentina, and Delhi Crime S3 from India.
•New series such as Death by Lightning from executive producers David Benioff and D.B. Weiss, The Beast in Me starring Matthew Rhys and Claire Danes, Simon Cowell: The Next Act, Last Samurai Standing from Japan, Physical: Asia from South Korea, Juan Gabriel: I Must, I Can, I Will from Mexico, Heweliusz from Poland, The Monster of Florence from Italy, and Single Papa from India.
•A big slate of films including Guillermo del Toro’s Frankenstein, Kathryn Bigelow’s A HOUSE OF DYNAMITE, Rian Johnson's Wake Up Dead Man: A Knives Out Mystery, documentary The Perfect Neighbor, Train Dreams, Noah Baumbach’s Jay Kelly starring George Clooney and Adam Sandler, Troll 2 from Norway, Edward Berger’s Ballad of a Small Player from the UK, and Raat Akeli Hai 2 from India.
•Exciting live events like our NFL Christmas Gameday doubleheader (Dallas Cowboys vs. Washington Commanders and Detroit Lions vs. Minnesota Vikings) and a boxing match between Jake Paul and Gervonta “Tank” Davis on November 14th.
•More Kids and Family programming with Sesame Street, the animated film In Your Dreams, two new Dr. Seuss shows, Mark Rober12’s experiments, and a new season of Gabby’s Dollhouse.
•New stand-up comedy specials from Kevin Hart, Leanne Morgan, Matt Rife, Tom Segura, and Ricky Gervais.
•New games with an exciting group of party games including Boggle Party, Pictionary: Game Night, LEGO® Party!, and Tetris Time Warp. These games are designed to be an evolution of family game night–on the TV, with friends and family playing together at home, using the phone as a game controller.

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7 https://www.instagram.com/reel/DOJGlnzjefz/?utm_source=ig_web_copy_link&igsh=aDF0dTU4Z2o4eWVm
8 https://x.com/nbcsnl/status/1974697962807685365
9 https://www.usatoday.com/story/money/2025/10/09/halloween-2025-top-costumes-kpop-demon-hunters-labubu/86605507007/
10 https://about.netflix.com/en/news/netflix-kpop-demon-hunters-forge-master-toy-partnership-with-mattel-and-hasbro
11 https://www.prnewswire.com/news-releases/nongshim-shin-ramyun-becomes-part-of-the-k-culture-wave-with-netflixs-k-pop-demon-hunters-302533345.html
12 https://www.netflix.com/tudum/articles/mark-rober-netflix

4

Product + Innovation

Netflix has a rich history of leveraging cutting-edge technology to deliver a best-in-class entertainment experience for members. Our new TV UI is a good example—we’ve rolled it out to 85% of TV devices and results so far have exceeded our prelaunch expectations. For many years now, ML and AI have been powering our title recommendations as well as production and promotion technology. Given our significant data assets and at-scale products and business processes, we are very well positioned to effectively leverage ongoing advances in AI. We believe Generative AI presents a significant opportunity for us to deliver benefits to our members, creators, and business, including:

We’re leveraging GenAI to further enhance the member experience by improving the quality of our recommendations and content discovery features. One example is our beta testing of a conversational search experience that allows members to use natural language to explore the catalog and discover the perfect title for that moment. Another is the way we’re using GenAI to localize promotional assets in a variety of languages so titles can more easily travel to audiences who will love them around the globe.

We’re empowering creators with a broad set of GenAI tools to help them achieve their visions and deliver even more impactful titles for members. For example, in Happy Gilmore 2, filmmakers used GenAI coupled with ML and Eyeline’s13 proprietary volumetric capture technologies to de-age characters during the opening flashback scene. And the producers of Billionaires’ Bunker used various GenAI tools during pre-production, including for pre-visualization to explore wardrobe and set designs. To help our creative partners use these new technologies responsibly, we recently released production guidance for creators.

And in our ads business we are striving to create a better experience for members and help advertisers drive the best results. In Q4, we are using AI to test new ad formats, to generate the most relevant ad creative and placement for members, and for faster development of media plans. With these advancements, we’ll be able to test, iterate, and innovate on dozens of ad formats by 2026.

Monetization
We’ve come a long way in building our advertising business in less than three years. In that time, we’ve gone from zero members on our ads plan to achieving sufficient scale in all 12 of our ads markets (and we’ll continue to grow from here), building out our ad sales and operations teams, and enhancing our capabilities for advertisers including launching our own first party ad tech stack (Netflix Ads Suite).

We have a solid foundation and are increasingly confident in the outlook for our ads business. We are now on track to more than double our ads revenue in 2025 (still off a relatively small base) and we successfully concluded our US upfront with commitments more than doubling this year. With the Netflix Ads Suite fully deployed across all our ads markets for a full quarter, we now have greater opportunities for innovation like enhanced targeting and for integrating additional demand sources. For instance, we recently announced we will integrate Amazon’s DSP globally and AJA’s DSP in Japan into our programmatic offering, with availability beginning in Q4’25. These efforts should help create a better, more relevant experience for our members and help advertisers drive even better results.

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13 Eyeline is Netflix's VFX, technology and innovation company.

5

Competition
The entertainment business is very broad, very large, and fiercely competitive. In addition to other streaming services, we compete with linear TV, social media, video gaming, theatrical movies, concert going, book reading, music listening, and all the options people have for their leisure time. As a result, we’ve always faced and continue to face intense competition from many formidable companies (local and global) in a dynamic competitive landscape fueled by innovation and occasional consolidation.

Through it all, we’ve learned that focus and continuous improvement are the best ways for us to compete and grow our business. To achieve a leadership position in entertainment, we’ve had to build many capabilities including analytics to help optimize our content spend across licensing and internal development, as well as across genres and geographies. We’ve had to build out the people, partnerships, and infrastructure to produce series and films in over 50 countries in many different languages. We’ve learned how to create and nurture big franchises like Stranger Things, Squid Game, and Bridgerton. And we’ve had to continually innovate and evolve our user experience, recommendations, plans and pricing, payments infrastructure, and distribution partnerships across the globe.

So, while our strategy of focus and continuous improvement is simple, the execution is not easy. We embrace change and relish and thrive on competition as it pushes us to improve our service even faster for our members.

Cash Flow and Capital Structure
We prioritize profitable growth by reinvesting in our business, both organically and through selective M&A, while maintaining ample liquidity and returning excess cash to shareholders through share repurchases.

Net cash generated from operating activities in Q3 was $2.8B vs. $2.3B in the prior year period. Free cash flow14 in Q3’25 totaled $2.7B vs. $2.2B in Q3’24. We now expect 2025 free cash flow of approximately $9B (+/- a few hundred million dollars), up from our prior forecast of $8B-$8.5B. This new forecast reflects the timing of cash payments and lower content spend.

During the quarter we repurchased 1.5M shares for $1.9B, leaving $10.1B remaining under our existing share repurchase authorization. We ended the quarter with gross debt of $14.5B and cash and cash equivalents of $9.3B.

Reference
For quick reference, our past investor letters can be found here15.

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14 Defined as cash provided by (used in) operating activities less purchases of property and equipment.
15 https://ir.netflix.net/financials/quarterly-earnings/default.aspx

6

Regional Breakdown

(in millions)	Q3'24	Q4'24	Q1'25	Q2'25	Q3'25
UCAN:
Revenue	$4,322	$4,517	$4,617	$4,929	$5,072
Y/Y % Growth	16%	15%	9%	15%	17%
F/X Neutral Y/Y % Growth	16%	15%	9%	15%	17%

EMEA:
Revenue	$3,133	$3,288	$3,405	$3,538	$3,699
Y/Y % Growth	16%	18%	15%	18%	18%
F/X Neutral Y/Y % Growth	17%	16%	16%	16%	15%

LATAM:
Revenue	$1,241	$1,230	$1,262	$1,307	$1,371
Y/Y % Growth	9%	6%	8%	9%	10%
F/X Neutral Y/Y % Growth	46%	35%	27%	23%	20%

APAC:
Revenue	$1,128	$1,212	$1,259	$1,305	$1,369
Y/Y % Growth	19%	26%	23%	24%	21%
F/X Neutral Y/Y % Growth	21%	24%	26%	23%	20%
F/X Neutral revenue growth excludes the year over year effect of foreign exchange rate movements and the impact of hedging gains/losses realized as revenues. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.

7

F/X Neutral Operating Margin Disclosure
To provide additional transparency around our operating margin, we disclose each quarter our year-to-date (YTD) operating margin based on F/X rates at the beginning of each year. This will allow investors to see how our operating margin is tracking against our target (which was set in January of 2025 based on F/X rates at that time), absent intra-year fluctuations in F/X.

8

October 21, 2025 Earnings Interview, 1:45pm PT
Our live video interview will be on youtube/netflixir16 at 1:45pm PT today. Co-CEOs Greg Peters and Ted Sarandos, CFO Spence Neumann and VP of Finance & Capital Markets Spencer Wang, will all be on the video to answer questions submitted by sellside analysts.

IR Contact:	PR Contact:
Lowell Singer	Emily Feingold
VP, Investor Relations	VP, Corporate Communications
818 434-2141	323 287-0756

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16 https://www.youtube.com/netflixir

9

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of F/X neutral revenue and adjusted operating profit and margin, free cash flow and net debt. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. Management believes that F/X neutral revenue and adjusted operating profit and margin allow investors to compare our projected results to our actual results absent year-over-year and intra-year currency fluctuations, respectively, and the impact of restructuring costs. Management believes net debt is a useful measure of the company's liquidity, capital structure, and leverage. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, operating income (profit), operating margin, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements and in the F/X neutral operating margin disclosure above. We are not able to reconcile forward-looking non-GAAP financial measures because we are unable to predict without unreasonable effort the exact amount or timing of the reconciling items, including property and equipment, and the impact of changes in currency exchange rates. The variability of these items could have a significant impact on our future GAAP financial results.
Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter and fiscal year ending December 31, 2025; adoption and growth of streaming entertainment; growth strategy and outlook; partnerships; market opportunity; ability to increase our share of engagement; tax expense; impact of, and resolution of, tax matters, including Brazilian non-income tax assessments; competitive landscape and position; entertainment offerings, including TV shows, movies, games, and live programming and content renewals; engagement; consumer products; live experiences; content and technology investments; production infrastructure; slate strength; pricing and plans strategy; ad-supported tier and its prospects; advertising, including sales and our ad-tech platform and growth of our advertising business; product strategy including the use of AI; impact of foreign exchange rates; foreign currency exchange hedging program; stock repurchases; advertising revenue; revenue and revenue growth; membership growth; operating income, operating margin, net income, earnings per share, capital allocation, and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and engage and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of entertainment; failing to improve the variety and quality of entertainment offerings; adoption of the ads plan and paid sharing; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; macroeconomic conditions; content slate and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 27, 2025. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

10

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenues	$11,510,307	$11,079,166	$9,824,703	$33,132,274	$28,754,453
Cost of revenues	6,164,250	5,325,311	5,119,884	16,752,708	15,271,100
Sales and marketing	786,295	713,265	642,926	2,187,930	1,941,350
Technology and development	853,584	824,683	735,063	2,501,090	2,148,790
General and administrative	457,931	441,213	417,353	1,320,606	1,248,365
Operating income	3,248,247	3,774,694	2,909,477	10,369,940	8,144,848
Other income (expense):
Interest expense	(175,294)	(182,649)	(184,830)	(542,115)	(526,130)
Interest and other income (expense)	36,457	39,630	(21,693)	126,986	212,671
Income before income taxes	3,109,410	3,631,675	2,702,954	9,954,811	7,831,389
Provision for income taxes	(562,494)	(506,262)	(339,445)	(1,392,131)	(988,365)
Net income	$2,546,916	$3,125,413	$2,363,509	$8,562,680	$6,843,024
Earnings per share:
Basic	$6.00	$7.35	$5.52	$20.12	$15.91
Diluted	$5.87	$7.19	$5.40	$19.67	$15.56
Weighted-average shares of common stock outstanding:
Basic	424,455	425,211	428,239	425,635	430,125
Diluted	434,039	434,883	437,898	435,284	439,757

11

Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	September 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,287,287	$7,804,733
Short-term investments	37,105	1,779,006
Other current assets	3,638,543	3,516,640
Total current assets	12,962,935	13,100,379
Content assets, net	32,639,879	32,452,462
Property and equipment, net	1,837,889	1,593,756
Other non-current assets	7,494,132	6,483,777
Total assets	$54,934,835	$53,630,374
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,102,640	$4,393,681
Accounts payable	793,233	899,909
Accrued expenses and other liabilities	3,111,311	2,156,544
Deferred revenue	1,724,675	1,520,813
Short-term debt	—	1,784,453
Total current liabilities	9,731,859	10,755,400
Non-current content liabilities	1,591,973	1,780,806
Long-term debt	14,463,020	13,798,351
Other non-current liabilities	3,193,948	2,552,250
Total liabilities	28,980,800	28,886,807
Stockholders' equity:
Common stock	7,080,325	6,252,126
Treasury stock at cost	(20,270,631)	(13,171,638)
Accumulated other comprehensive income (loss)	(719,256)	362,162
Retained earnings	39,863,597	31,300,917
Total stockholders' equity	25,954,035	24,743,567
Total liabilities and stockholders' equity	$54,934,835	$53,630,374

Supplemental Information
Total streaming content obligations*	$20,940,900	$23,248,931

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for recognition.

12

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Cash flows from operating activities:
Net income	$2,546,916	$3,125,413	$2,363,509	$8,562,680	$6,843,024
Adjustments to reconcile net income to net cash provided by operating activities:
Additions to content assets	(4,653,935)	(3,835,813)	(4,016,396)	(12,039,405)	(11,794,215)
Change in content liabilities	24,262	(214,052)	(83,585)	(601,043)	(639,598)
Amortization of content assets	4,002,744	3,832,074	3,699,521	11,657,930	11,140,016
Depreciation and amortization of property, equipment and intangibles	87,326	80,013	80,914	247,406	249,375
Stock-based compensation expense	80,986	80,862	65,650	233,825	210,761
Foreign currency remeasurement loss (gain) on debt	(1,707)	55,238	104,809	82,078	(68,684)
Other non-cash items	142,293	120,139	128,082	377,162	363,851
Deferred income taxes	20,539	(135,755)	(200,982)	(279,144)	(517,446)
Changes in operating assets and liabilities:
Other current assets	(169,597)	(176,683)	54,956	(477,647)	64,046
Accounts payable	139,451	11,046	30,597	(125,929)	(134,026)
Accrued expenses and other liabilities	707,151	(267,235)	179,011	746,329	316,490
Deferred revenue	(3,686)	118,635	39,328	203,862	70,079
Other non-current assets and liabilities	(97,569)	(370,624)	(124,313)	(550,473)	(279,203)
Net cash provided by operating activities	2,825,174	2,423,258	2,321,101	8,037,631	5,824,470
Cash flows from investing activities:
Purchases of property and equipment	(164,719)	(155,889)	(126,863)	(448,885)	(280,864)
Purchases of investments	(3,850)	(1,650)	(1,742,246)	(161,515)	(1,742,246)
Proceeds from maturities and sales of investments	176,250	962,413	—	1,908,617	—
Other investing activities	36,190	(36,190)	—	—	—
Net cash provided by (used in) investing activities	43,871	768,684	(1,869,109)	1,298,217	(2,023,110)
Cash flows from financing activities:
Proceeds from issuance of debt	—	—	1,794,460	—	1,794,460
Repayments of debt	—	(1,033,450)	—	(1,833,450)	(400,000)
Proceeds from issuance of common stock	70,215	169,066	143,244	590,883	530,875
Repurchases of common stock	(1,856,885)	(1,654,327)	(1,700,000)	(7,047,608)	(5,299,998)
Taxes paid related to net share settlement of equity awards	(6,196)	(6,114)	(2,024)	(40,180)	(5,732)
Other financing activities	55,837	21,957	(9,084)	62,142	(15,334)
Net cash provided by (used in) financing activities	(1,737,029)	(2,502,868)	226,596	(8,268,213)	(3,395,729)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(21,721)	287,471	153,452	415,896	(65,061)
Net increase in cash, cash equivalents, and restricted cash	1,110,295	976,545	832,040	1,483,531	340,570
Cash, cash equivalents and restricted cash at beginning of period	8,180,573	7,204,028	6,627,045	7,807,337	7,118,515
Cash, cash equivalents and restricted cash at end of period	$9,290,868	$8,180,573	$7,459,085	$9,290,868	$7,459,085

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$2,825,174	$2,423,258	$2,321,101	$8,037,631	$5,824,470
Purchases of property and equipment	(164,719)	(155,889)	(126,863)	(448,885)	(280,864)
Non-GAAP free cash flow	$2,660,455	$2,267,369	$2,194,238	$7,588,746	$5,543,606

13

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except percentages)

The tables below provide a non-GAAP reconciliation of reported and constant currency revenue growth by region for the quarters ended September 30, 2024, December 31, 2024, March 31, 2025, June 30, 2025, and September 30, 2025. The regions presented in the tables below include United States and Canada ("UCAN"), Europe, Middle East, and Africa ("EMEA"), Latin America ("LATAM"), and Asia-Pacific ("APAC").

	Three Months Ended				Three Months Ended			Change
	September 30, 2024				September 30, 2023			Q3'24 vs. Q3'23
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN (1)	$4,322,476	$7,898	$(3,265)	$4,327,109	$3,735,133	$—	$3,735,133	16%	16%
EMEA	3,133,466	31,454	(1,857)	3,163,063	2,693,146	—	2,693,146	16%	17%
LATAM	1,240,892	456,746	(34,654)	1,662,984	1,142,811	—	1,142,811	9%	46%
APAC	1,127,869	28,055	(8,408)	1,147,516	948,216	—	948,216	19%	21%

	Three Months Ended				Three Months Ended			Change
	December 31, 2024				December 31, 2023			Q4'24 vs. Q4'23
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$4,517,018	$3,153	$(5,564)	$4,514,607	$3,930,557	$—	$3,930,557	15%	15%
EMEA	3,287,604	(46,338)	(12,789)	3,228,477	2,783,530	—	2,783,530	18%	16%
LATAM	1,229,771	356,709	(28,307)	1,558,173	1,156,023	—	1,156,023	6%	35%
APAC	1,212,120	(12,752)	(7,107)	1,192,261	962,715	—	962,715	26%	24%

	Three Months Ended				Three Months Ended			Change
	March 31, 2025				March 31, 2024			Q1'25 vs. Q1'24
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$4,617,098	$23,338	$(14,552)	$4,625,884	$4,224,315	$831	$4,225,146	9%	9%
EMEA	3,404,676	146,975	(105,225)	3,446,426	2,958,193	4,687	2,962,880	15%	16%
LATAM	1,261,934	243,068	(13,936)	1,491,066	1,165,008	6,266	1,171,274	8%	27%
APAC	1,259,093	62,243	(31,083)	1,290,253	1,022,924	(543)	1,022,381	23%	26%

(1) Excludes DVD revenues in the prior year comparative period of September 30, 2023.

14

	Three Months Ended				Three Months Ended			Change
	June 30, 2025				June 30, 2024			Q2'25 vs. Q2'24
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$4,929,003	$8,036	$(6,431)	$4,930,608	$4,295,560	$(3,183)	$4,292,377	15%	15%
EMEA	3,538,175	(122,664)	42,049	3,457,560	3,007,772	(15,344)	2,992,428	18%	16%
LATAM	1,306,735	161,306	14,033	1,482,074	1,204,145	(1,759)	1,202,386	9%	23%
APAC	1,305,253	(16,166)	(12,266)	1,276,821	1,051,833	(13,015)	1,038,818	24%	23%

	Three Months Ended				Three Months Ended			Change
	September 30, 2025				September 30, 2024			Q3'25 vs. Q3'24
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$5,071,781	$1,816	$(2,196)	$5,071,401	$4,322,476	$(3,265)	$4,319,211	17%	17%
EMEA	3,699,052	(199,597)	113,580	3,613,035	3,133,466	(1,857)	3,131,609	18%	15%
LATAM	1,370,913	53,678	26,300	1,450,891	1,240,892	(34,654)	1,206,238	10%	20%
APAC	1,368,561	(14,750)	(8,319)	1,345,492	1,127,869	(8,408)	1,119,461	21%	20%
Total Revenues	$11,510,307	$(158,853)	$129,365	$11,480,819	$9,824,703	$(48,184)	$9,776,519	17%	17%

As of
September 30, 2025
Non-GAAP Net Debt reconciliation:
Total debt	$14,463,020
Add: Debt issuance costs and original issue discount	59,480
Less: Cash and cash equivalents	(9,287,287)
Less: Short-term investments	(37,105)
Net debt	$5,198,108

15